Exhibit 99.1

Enterprise Reports Results for the Third Quarter of 2013

Houston, Texas (Thursday, October 31, 2013) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2013.  Net income attributable to limited partners for the third quarter of 2013 was $592 million compared to $587 million for the third quarter of 2012.  Earnings per unit for the third quarter of 2013 were $0.64 per unit on a fully diluted basis compared to $0.66 per unit on a fully diluted basis for the third quarter of 2012.

On October 14, 2013, Enterprise declared an increase in its quarterly cash distribution rate with respect to the third quarter of 2013 to $0.69 per unit, which represents a 6 percent increase over the $0.65 per unit rate that was paid with respect to the third quarter of 2012.  Enterprise generated distributable cash flow of $908 million for the third quarter of 2013 compared to $743 million for the third quarter of 2012.  Enterprise's distributable cash flow for the third quarter of 2013 provided 1.5 times coverage of the cash distribution that will be paid on November 7, 2013 to unitholders of record on October 31, 2013.

Distributable cash flow for the third quarters of 2013 and 2012 included aggregate proceeds from asset sales and insurance recoveries of $57 million and $11 million, respectively.  Distributable cash flow for the third quarter of 2012 included a $70 million loss on the settlement of interest rate hedges associated with senior notes we issued during the third quarter of 2012.  Excluding proceeds from the sale of assets and insurance recoveries and the loss on the interest rate hedges, distributable cash flow would have been $851 million for the third quarter of 2013 and $802 million for the third quarter of 2012.  Using these adjusted amounts, distributable cash flow for the third quarter of 2013 would have provided 1.4 times coverage of the cash distribution declared with respect to the third quarter of 2013 and would have represented a 6 percent increase in distributable cash flow compared to the third quarter of 2012.  For the third quarter of 2013, the partnership retained $286 million of distributable cash flow, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  During the first nine months of 2013, Enterprise retained $907 million of distributable cash flow.  Distributable cash flow is a non-generally accepted accounting principle ("non-GAAP") financial measure that is discussed and reconciled later in this press release.

"Record volumes for our liquids pipelines, LPG export facility and NGL fractionators contributed to Enterprise's strong performance in the third quarter of 2013 with $1.2 billion of gross operating margin, which is a near record in a quarter that is seasonally one of our weakest," said Michael A. Creel, Chief Executive Officer of Enterprise's general partner.  "New assets placed into service during the past twelve months more than offset lower gross operating margin from our natural gas processing and crude oil marketing business due to lower margins.  In the third quarter of 2013, volumes transported by our NGL, crude oil, refined products and petrochemical pipelines increased by 845,000 barrels per day, or 20 percent, to a record 5.1 million barrels per day.  Our crude oil pipelines transported a record 1.6 million barrels per day in the third quarter of 2013, a 41 percent increase compared to the same quarter last year, while our NGL pipelines transported a record 2.9 million barrels per day a 16 percent increase compared to the third quarter of 2012.  These increases in pipeline volumes were primarily driven by NGL and crude oil production growth from the Eagle Ford shale development in South Texas, the expansion of our LPG export terminal and the completion of the Seaway pipeline reversal."

"During the third quarter of 2013, we completed construction and began operations on major assets totaling $415 million of capital investment including our seventh NGL fractionator at Mont Belvieu and our Eagle Ford crude oil pipeline joint venture with Plains All American Pipeline.  For the remainder of 2013, we expect to complete construction and begin commercial activities related to growth capital projects representing over $900 million of investment, net to our interest.  These projects include:

•	our eighth NGL fractionator at Mont Belvieu;
•	the Texas Express NGL pipeline and related gathering systems; and
•	the extension of the Seaway crude oil pipeline from Jones Creek to our ECHO storage facility."

"In 2014, we are scheduled to complete construction of energy infrastructure projects totaling $4.5 billion of investment.  These projects will provide new sources of distributable cash flow for our partnership over the next several years," stated Creel.

Revenues for the third quarter of 2013 increased 16 percent to $12.1 billion from $10.5 billion in the same quarter of 2012 primarily attributable to higher NGL and crude oil sales volumes.  Periodic changes in our revenues and operating costs and expenses are also explained in part by changes in energy commodity prices.  Excluding the impact of changes in sales volumes between periods, higher energy commodity prices result in an increase in our revenues attributable to the sale of NGLs, natural gas, crude oil, petrochemicals and refined products; likewise, these higher commodity prices also can increase the associated cost of sales as purchase costs rise.

Gross operating margin for the third quarter of 2013 was $1.2 billion compared to $1.1 billion for the third quarter of last year.  Adjusted earnings before interest, taxes and depreciation ("Adjusted EBITDA") was $1.1 billion for the third quarters of 2013 and 2012.  Gross operating margin and Adjusted EBITDA are non-GAAP financial measures that are discussed and reconciled later in this press release.

Review of Segment Performance for the Third Quarter of 2013

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $640 million for the third quarter of 2013 compared to $616 million for the same quarter of 2012.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $293 million for the third quarter of 2013 compared to $352 million for the third quarter of 2012.  This decrease was largely due to the effects of (1) lower natural gas processing margins as a result of higher natural gas prices and lower prices for ethane, normal butane and isobutane; (2) lower proceeds from hedging activities; and (3) lower equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) at certain processing plants in the third quarter of 2013 compared to the third quarter of 2012.  Our three processing plants in the Rocky Mountains (Meeker, Pioneer and Chaco) reported a $77 million decrease in gross operating margin compared to the third quarter of 2012.  This decrease in gross operating margin was partially offset by an aggregate $17 million increase in gross operating margin from the partnership's NGL marketing business on higher sales volumes and from our processing plants in South Texas on increases in fee-based natural gas processing volumes and equity NGL production.

Enterprise's natural gas processing plants reported fee-based processing volumes of 4.7 billion cubic feet per day ("Bcfd") in the third quarter of 2013 compared to 4.5 Bcfd in the third quarter of 2012.  Enterprise's equity NGL production was 120 thousand barrels per day ("MBPD") for the third quarter of 2013 compared to 99 MBPD for the third quarter of 2012.  Fee-based natural gas processing volumes and equity NGL production from the partnership's processing plants in South Texas increased by 0.5 Bcfd and 26 MBPD, respectively, in the third quarter of 2013 compared to the third quarter of last year.

The increases in South Texas volumes were primarily due to production growth from the Eagle Ford shale and the start-up of the natural gas processing plants at our Yoakum facility.  The first and second plants at Yoakum began commercial operations in May 2012 and August 2012, respectively, while the third plant began operations in March 2013.  The increase in fee-based processing volumes and equity NGL production from the South Texas plants more than offset an aggregate  0.2 Bcfd and 6 MBPD decrease in fee-based processing volumes and equity

NGL production, respectively, from Enterprise's natural gas processing plants in the Rocky Mountains due to lower production and reduced recoveries of ethane.

Gross operating margin from the partnership's NGL pipelines and storage business increased $36 million, or 18 percent, to $231 million for the third quarter of 2013 from $195 million for the third quarter of 2012.  NGL pipeline volumes increased by 394 MBPD, or 16 percent, in the third quarter of 2013 to a record 2.9 million barrels per day ("BPD") compared to the third quarter of 2012.  The partnership's South Texas NGL pipeline system reported an $18 million increase in gross operating margin on a 158 MBPD increase in volume due to Eagle Ford shale production growth.  Enterprise's liquefied petroleum gas ("LPG") marine export terminal on the Houston Ship Channel and its related pipeline reported an $18 million increase in gross operating margin on a 255 MBPD increase in aggregate volume.  The expansion of the LPG marine export terminal was completed in March 2013.

Enterprise's NGL fractionation business reported a $47 million, or 69 percent, increase in gross operating margin to a record $116 million for the third quarter of 2013 from $69 million reported for the same quarter of 2012.  Our Mont Belvieu fractionators reported a $40 million increase in gross operating margin reflecting higher volumes and revenues associated with our sixth and seventh NGL fractionators that began service in October 2012 and September 2013, respectively.  Total fractionation volumes for the third quarter of 2013 increased to a record 736 MBPD from 653 MBPD in the third quarter of 2012.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported record gross operating margin of $213 million for the third quarter of 2013 compared to $184 million for the third quarter of 2012.  For the third quarter of 2013, the Texas Intrastate System reported a $24 million increase in gross operating margin compared to the third quarter of 2012 primarily due to higher revenues.  Volume on the Texas Intrastate System increased 43 billion British thermal units per day ("BBtud") as a result of increases in Eagle Ford shale production.  Gross operating margin from natural gas marketing activities increased $15 million for the third quarter of 2013 compared to the same quarter of 2012 primarily due to higher natural gas sales margins.  Aggregate gross operating margin for the Haynesville, Jonah and Piceance Basin gathering systems declined by $13 million in the third quarter of 2013 compared to the third quarter of last year due to the effects of reduced drilling activities and production declines in the regions served by these systems.  In general, producers have reduced their drilling programs in areas that typically have reserves of dry natural gas or natural gas with a lower content of NGLs.

 Total onshore natural gas pipeline volumes were 13.0 trillion British thermal units per day ("TBtud") for the third quarter of 2013 compared to 14.2 TBtud for the third quarter of 2012.  The decrease in natural gas pipeline volumes was due to an aggregate decrease of 570 BBtud on the Jonah and Piceance Basin gathering systems in the Rocky Mountains, a 285 BBtud decrease on the Haynesville gathering system in North Louisiana and a 257 BBtud decrease on the Acadian Gas system.

Onshore Crude Oil Pipelines & Services – Gross operating margin from Enterprise's Onshore Crude Oil Pipelines & Services segment increased to $146 million for the third quarter of 2013 compared to $118 million for the third quarter of 2012.  Total onshore crude oil pipeline volumes increased by 432 MBPD, or 53 percent, to a record 1.3 million BPD for the third quarter of 2013 from the third quarter of 2012.

Enterprise's South Texas crude oil pipeline system reported a $51 million increase in gross operating margin on a 97 percent, or 146 MBPD, increase in volume compared to the third quarter of last year.  These increases were primarily due to the continued ramp-up of volumes on our Eagle Ford crude oil pipeline extension, which began operations in June 2012.  Enterprise's share of equity income from the Seaway crude oil pipeline increased by $13 million for the third quarter of 2013 compared to the same quarter of 2012 due to an increase in volumes attributable to capital investments made to reverse crude oil flows on the Seaway pipeline to enable the delivery of crude oil from the storage hub in Cushing, Oklahoma to the Gulf Coast.  The initial reversal was completed and began operations during May 2012, and the addition of pump stations increased the pipeline's capacity beginning in January 2013.  Enterprise's crude oil marketing business reported a $41 million decrease in gross operating margin as the result of lower sales margins due in part to the tightening of regional crude oil price spreads.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $117 million for the third quarter of 2013 compared to $182 million for the third quarter of 2012.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $41 million for the third quarter of 2013 compared to $50 million for the third quarter of 2012.  This decrease was primarily due to lower octane enhancement sales margins and volumes and higher maintenance expenses during the third quarter of 2013.  The octane enhancement plant lost ten days of production in July 2013 due to an unplanned outage.  Octane enhancement plant production volumes were 17 MBPD in the third quarter of 2013 compared to 18 MBPD for the third quarter of 2012.

Enterprise's butane isomerization business reported gross operating margin of $27 million in the third quarter of 2013 compared to $26 million in the third quarter of 2012 primarily due to the addition of a new deisobutanizer facility at our Mont Belvieu complex in March 2013.  Butane isomerization volumes during the third quarter of 2013 were 100 MBPD compared to 104 MBPD in the third quarter of 2012.

The partnership's propylene business reported gross operating margin of $28 million for the third quarter of 2013 compared to $55 million for the third quarter of 2012 due to lower sales margins and higher operating costs.  Propylene fractionation volumes were 74 MBPD for the third quarter of 2013 compared to 73 MBPD in the third quarter of 2012.  Related propylene pipeline volumes were 123 MBPD for the third quarter of 2013 compared to 119 MBPD for the third quarter of 2012.

Enterprise's refined products pipelines and related services business reported gross operating margin of $3 million for the third quarter of 2013 compared to $7 million for the third quarter of 2012.  This lower gross operating margin was largely due to a $15 million decrease in gross operating margin from the TE Products Pipeline.  Certain sections of our TE Products Pipeline had lower volumes and incurred higher pipeline integrity expenses in preparation for use as integral segments of the Appalachia to Texas Ethane Express (ATEX) pipeline, which is expected to begin commercial operations in the first quarter of 2014.  Refined products marketing and products terminals reported an aggregate increase in gross operating margin of $10 million for the third quarter of 2013 compared to the third quarter of last year.  Total pipeline volumes for this business were 568 MBPD for the third quarter of 2013 compared to 571 MBPD for the third quarter of 2012.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin in the third quarter of 2013 compared to $44 million in the third quarter of 2012.  This decrease in gross operating margin was primarily due to the inclusion of a $24 million benefit from the settlement of certain litigation in the third quarter of 2012.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $38 million for the third quarter of 2013 compared to $41 million for the same quarter of 2012.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $24 million for the third quarter of 2013 compared to $22 million for the third quarter of 2012.  Total offshore crude oil pipeline volumes increased 7 percent to 314 MBPD in the third quarter of 2013 compared to the same quarter of 2012.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $11 million for the third quarter of 2013 compared to $13 million for the third quarter of 2012 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 262 BBtud for the third quarter of 2013 compared to 287 BBtud in the third quarter of 2012.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 665 BBtud for the third quarter of 2013 compared to 760 BBtud in the third quarter of 2012.

Capitalization

Total debt principal outstanding at September 30, 2013 was $17.5 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2013, Enterprise had consolidated liquidity (defined as unrestricted cash on hand plus available borrowing capacity under our revolving credit facilities) of approximately $3.9 billion, which includes $10 million of unrestricted cash.

Total capital spending in the third quarter of 2013 was $1.2 billion, which includes approximately $1.1 billion of growth capital expenditures and investments and $82 million of sustaining capital expenditures.

Privately held affiliates of Enterprise Products Company, which collectively own our general partner and approximately 37 percent of our limited partner interests, expect to purchase $25 million of common units from Enterprise through the partnership's distribution reinvestment plan in connection with the distribution to be paid on November 7, 2013.  This purchase would bring total purchases by these affiliates in 2013 to $100 million.

During the third quarter of 2013, Enterprise received aggregate net proceeds of $299 million from the issuance of common units through the partnership's continuous offering, or at-the-market ("ATM") program, and the partnership's distribution reinvestment and employee unit purchase plans.

Conference Call to Discuss Third Quarter 2013 Earnings

Today, Enterprise will host a conference call to discuss its third quarter 2013 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CDT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules present how these measures are calculated, discuss management's reasons for providing these non-GAAP financial measures and present reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

 Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals (including LPG); crude oil gathering, transportation, storage and terminals; offshore production platforms; petrochemical and refined products transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 50,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity. For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$12,093.3	$10,468.7	$34,625.7	$31,511.0
Costs and expenses:
Operating costs and expenses	11,273.5	9,659.8	32,061.1	29,136.5
General and administrative costs	43.9	41.4	138.9	130.2
Total costs and expenses	11,317.4	9,701.2	32,200.0	29,266.7
Equity in income of unconsolidated affiliates	44.0	21.0	126.1	42.2
Operating income	819.9	788.5	2,551.8	2,286.5
Other income (expense):
Interest expense	(208.3)	(199.7)	(604.4)	(572.8)
Other, net	0.6	1.5	0.2	73.4
Total other expense	(207.7)	(198.2)	(604.2)	(499.4)
Income before income taxes	612.2	590.3	1,947.6	1,787.1
Benefit from (provision for) income taxes	(19.4)	(2.4)	(46.2)	23.5
Net income	592.8	587.9	1,901.4	1,810.6
Net income attributable to noncontrolling interests	(0.8)	(1.1)	(3.4)	(6.2)
Net income attributable to limited partners	$592.0	$586.8	$1,898.0	$1,804.4

Per unit data (fully diluted):
Earnings per unit	$0.64	$0.66	$2.07	$2.03
Average limited partner units outstanding (in millions)	923.0	891.4	917.6	890.0
Other financial data:
Net cash flows provided by operating activities	$835.3	$277.5	$2,366.2	$1,615.8
Cash used in investing activities	$1,134.9	$1,145.2	$2,937.5	$1,895.0
Cash provided by financing activities	$263.9	$867.7	$564.8	$273.9
Gross operating margin (see Exhibit B)	$1,154.0	$1,139.6	$3,527.3	$3,225.3
Distributable cash flow (see Exhibit D)	$907.6	$742.5	$2,729.3	$3,247.4
Adjusted EBITDA (see Exhibit E)	$1,138.7	$1,063.2	$3,492.6	$3,197.8
Depreciation, amortization and accretion	$302.5	$280.2	$902.3	$817.9
Distributions received from unconsolidated affiliates	$68.3	$17.0	$187.6	$67.5
Total debt principal outstanding at end of period	$17,532.7	$15,917.7	$17,532.7	$15,917.7
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$960.9	$894.8	$2,393.3	$2,697.9
Investments in unconsolidated affiliates, net	220.5	225.4	768.4	350.9
Other, primarily the acquisition of intangible assets	1.0	15.5	1.0	32.1
Total capital spending	$1,182.4	$1,135.7	$3,162.7	$3,080.9

Enterprise Products Partners L.P.			Exhibit B
Gross Operating Margin – UNAUDITED
($ in millions)					Twelve Months Ended September 30, 2013
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Gross operating margin by segment:
NGL Pipelines & Services	$639.6	$615.8	$1,777.0	$1,836.5	$2,409.0
Onshore Natural Gas Pipelines & Services	213.4	183.5	601.9	565.5	811.9
Onshore Crude Oil Pipelines & Services	146.0	117.6	579.6	252.7	714.6
Offshore Pipelines & Services	37.9	40.6	118.1	131.0	160.1
Petrochemical & Refined Products Services	117.1	182.1	450.7	437.2	593.4
Other Investments	--	--	--	2.4	--
Total gross operating margin	1,154.0	1,139.6	3,527.3	3,225.3	4,689.0
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(285.2)	(269.2)	(851.7)	(785.1)	(1,128.3)
Non-cash asset impairment charges	(15.2)	(43.1)	(53.3)	(57.6)	(59.1)
Gains attributable to asset sales and insurance recoveries	10.2	2.6	68.4	34.1	51.9
General and administrative costs	(43.9)	(41.4)	(138.9)	(130.2)	(179.0)
Operating income	$819.9	$788.5	$2,551.8	$2,286.5	$3,374.5

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) gains and losses attributable to asset sales and insurance recoveries; and (4) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity in income of unconsolidated affiliates in our measurement of segment gross operating margin and operating income.  Equity investments with industry partners are a significant component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of customers and/or suppliers.  This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed.  Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Enterprise Products Partners L.P.			Exhibit C
Selected Operating Data – UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,867	2,473	2,717	2,440
NGL fractionation volumes (MBPD)	736	653	707	643
Equity NGL production (MBPD) (2)	120	99	120	102
Fee-based natural gas processing (MMcf/d) (3)	4,660	4,462	4,589	4,277
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,969	14,182	13,115	13,703
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,252	820	1,139	791
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	665	760	706	876
Crude oil transportation volumes (MBPD)	314	293	306	289
Platform natural gas processing (MMcf/d)	185	238	217	306
Platform crude oil processing (MBPD)	16	14	15	17
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	100	104	94	95
Propylene fractionation volumes (MBPD)	74	73	71	73
Octane additive and related plant production volumes (MBPD)	19	19	18	15
Transportation volumes, primarily refined products and petrochemicals (MBPD)	711	713	693	677
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,144	4,299	4,855	4,197
Natural gas transportation volumes (BBtus/d)	13,634	14,942	13,821	14,579
Equivalent transportation volumes (MBPD) (4)	8,732	8,231	8,492	8,034

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income attributable to limited partners	$592.0	$586.8	$1,898.0	$1,804.4
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Depreciation, amortization and accretion	302.5	280.2	902.3	817.9
Distributions received from unconsolidated affiliates	68.3	17.0	187.6	67.5
Equity in income of unconsolidated affiliates	(44.0)	(21.0)	(126.1)	(42.2)
Sustaining capital expenditures (1)	(81.8)	(102.3)	(213.9)	(282.7)
Gains attributable to asset sales and insurance recoveries	(10.2)	(2.6)	(68.4)	(102.9)
Proceeds from asset sales and insurance recoveries	57.1	10.7	256.3	1,167.4
Monetization of interest rate derivative instruments	--	(70.2)	(168.8)	(147.8)
Deferred income tax expense (benefit)	17.3	(3.0)	32.1	(67.9)
Other miscellaneous adjustments to derive distributable cash flow	6.4	46.9	30.2	33.7
Distributable cash flow	907.6	742.5	2,729.3	3,247.4
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	81.8	102.3	213.9	282.7
Proceeds from asset sales and insurance recoveries	(57.1)	(10.7)	(256.3)	(1,167.4)
Monetization of interest rate derivative instruments	--	70.2	168.8	147.8
Net effect of changes in operating accounts	(104.7)	(629.9)	(513.9)	(910.2)
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	7.7	3.1	24.4	15.5
Net cash flows provided by operating activities	$835.3	$277.5	$2,366.2	$1,615.8

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
					Twelve Months Ended September 30,
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012	2013
Net income	$592.8	$587.9	$1,901.4	$1,810.6	$2,518.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(44.0)	(21.0)	(126.1)	(42.2)	(148.2)
Distributions received from unconsolidated affiliates	68.3	17.0	187.6	67.5	236.8
Interest expense (including related amortization)	208.3	199.7	604.4	572.8	803.4
Provision for (benefit from) income taxes	19.4	2.4	46.2	(23.5)	52.5
Depreciation, amortization and accretion in costs and expenses	293.9	277.2	879.1	812.6	1,161.4
Adjusted EBITDA	1,138.7	1,063.2	3,492.6	3,197.8	4,624.7
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Interest expense	(208.3)	(199.7)	(604.4)	(572.8)	(803.4)
Benefit from (provision for) income taxes	(19.4)	(2.4)	(46.2)	23.5	(52.5)
Gains attributable to asset sales and insurance recoveries	(10.2)	(2.6)	(68.4)	(102.9)	(51.9)
Deferred income tax expense (benefit)	17.3	(3.0)	32.1	(67.9)	33.8
Net effect of changes in operating accounts	(104.7)	(629.9)	(513.9)	(910.2)	(186.2)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	21.9	51.9	74.4	48.3	76.8
Net cash flows provided by operating activities	$835.3	$277.5	$2,366.2	$1,615.8	$3,641.3

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess:

▪	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
▪	the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and
▪	the viability of projects and the overall rates of return on alternative investment opportunities.
Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.									Exhibit F
Selected Commodity Price Information
							Polymer Grade Propylene,	Refinery Grade Propylene,
	Natural Gas,			Normal Butane,		Natural Gasoline,			WTI	LLS
		Ethane,	Propane,		Isobutane,				Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2012 by quarter:
1st Quarter	$2.72	$0.56	$1.26	$1.93	$2.04	$2.39	$0.69	$0.60	$102.93	$119.59
2nd Quarter	$2.21	$0.40	$0.98	$1.62	$1.75	$2.05	$0.66	$0.51	$93.49	$108.47
3rd Quarter	$2.80	$0.34	$0.89	$1.44	$1.62	$2.01	$0.51	$0.37	$92.22	$109.40
YTD 2012 Averages	$2.58	$0.44	$1.04	$1.66	$1.80	$2.15	$0.62	$0.49	$96.21	$112.49
2013 by quarter:
1st Quarter	$3.34	$0.26	$0.86	$1.58	$1.65	$2.23	$0.75	$0.65	$94.37	$113.93
2nd Quarter	$4.10	$0.27	$0.91	$1.24	$1.27	$2.04	$0.63	$0.53	$94.22	$104.63
3rd Quarter	$3.58	$0.25	$1.03	$1.33	$1.35	$2.15	$0.68	$0.58	$105.82	$109.89
YTD 2013 Averages	$3.67	$0.26	$0.94	$1.38	$1.42	$2.14	$0.69	$0.59	$98.14	$109.48

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. ("CMAI"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange ("NYMEX") and for Louisiana Light Sweet ("LLS") as reported by Platts.

Period-to-period fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $1.01 per gallon during the third quarters of 2013 and 2012, respectively.  While average market prices at Mont Belvieu for ethane, normal butane and isobutane decreased quarter-to-quarter, the average market price of propane at Mont Belvieu increased 16 percent primarily due to international demand for U.S. propane exports.

The market price of natural gas (as measured at the Henry Hub in Louisiana) averaged $3.58 per MMBtu during the third quarter of 2013 versus $2.80 per MMBtu during the third quarter of 2012 – a 28 percent increase.  In general, this increase in prices is due to higher natural gas demand for natural gas for power generation and as a heating fuel.  However, natural gas prices (Henry Hub) continue to fluctuate below their 2011 and 2010 averages of $4.04 per MMBtu and $4.39 per MMBtu, respectively.

The market price of WTI crude oil (as measured on the NYMEX) averaged $105.82 per barrel during the third quarter of 2013 compared to $92.22 per barrel during the third quarter of 2012.  As a result of our recent crude oil pipeline infrastructure improvements, we have greater access to U.S. Gulf Coast refiners.  Typically, these refining customers purchase crude oil based on LLS prices, which averaged $109.89 per barrel during the third quarter of 2013 compared to $109.40 per barrel during the third quarter of 2012.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.